F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16. Form 4                   Expires:         September 30, 1998
     and Form 5 obligations                  Estimated ave. burden
     may continue.  See                      hours per response _____        0.5
     instruction 1(b).

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940

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1.Name and Address of                      2.Issuer Name and Ticker                  6.Relationship of Reporting
  Reporting Person*                          or Trading Symbol                         Person to Issuer (check
                                                                                       all Applicable)
                                             FelCor Lodging Trust
                                              Incorporated (FCH)

Ledsinger, Jr.           Charles    A.                                 01/2002           X  Director      10% Owner
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     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for     Officer        Other
                                            of Reporting Person        Month/Year       ---           ---
                                              (Voluntary)                               (give title   (specify
                                                                                        below)        below)

545 E. John Carpenter Frwy., Suite 1300
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     (Street)                                                        ----------------
                                                                       5.If Amendment,      7.Individual or Joint/Group
                                                                         Date of Original     Filing (Check Applicable
Irving                   TX             75062-0000                       (Month/Year)         Line)
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     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              --- Reporting Person

                                                                                                  Form filed by More
                                                                                              --- than One Reporting
                                                                                                  Person

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 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                  ------------------------------------------------
                                                                                                          (A)
                                                                          Code    V            Amount     (D)  Price

Common Stock                                 01/24/02                     A(1)    V       2,100            A
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5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
     Beneficially Owned at                      Direct (D) or                               Beneficial Ownership
     at End of Month                            Indirect (I)                                (Inst. 4)
     (Inst. 3 & 4)

  7,575                                              D
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Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V


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5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

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       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares


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8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)


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Explanation of Responses:

(1) Stock grant under Restricted Stock and Stock Option Plan; fully vested upon issuance; issued in lieu of cash compensation for service as a director.


                                                                                /s/ Charles A. Ledsinger, Jr.    02/08/02
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date


Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.